Exhibit 10.5

SHARED FACILITIES AND SERVICES AGREEMENT

This Shared Facilities and Services Agreement (this “Agreement”), dated as of [•] (the “Effective Date”), is entered into by and between Parataxis Holdings Inc., a Delaware corporation (the “Company”), and Parataxis Capital Management LLC, a Delaware limited liability company and an affiliate of the Company (“PCM”). Certain capitalized terms used are defined herein in Section 1.1.

WHEREAS, the Company has entered into that certain Business Combination Agreement (the “Business Combination Agreement”), by and among (i) SilverBox Corp IV, a Cayman Islands exempted company (“SPAC”), (ii) Parataxis Holdings LLC, a Delaware limited liability company (“Parataxis Holdings”), (iii) the Company, (iv) PTX Merger Sub I Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“SPAC Merger Sub”), (v) PTX Merger Sub II LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Company Merger Sub”), and (vi) the other parties thereto;

WHEREAS, pursuant to the Business Combination Agreement and subject to the terms and conditions set forth therein, (a) SPAC will de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation (the “Conversion”); (b) SPAC Merger Sub will merge with and into SPAC, with SPAC continuing as the surviving company (the “SPAC Merger”), and, in connection therewith, each issued and outstanding security of SPAC immediately prior to the effective time of the Mergers (as defined below) will no longer be outstanding and will automatically be canceled, in exchange for the right of the holder thereof to receive a substantially equivalent security of the Company; (c) Company Merger Sub will merge with and into Parataxis Holdings, with Parataxis Holdings continuing as the surviving company (the “Company Merger,” and, together with the SPAC Merger, the “Mergers”) and, in connection therewith, Parataxis Holding’s issued and outstanding membership interests will be canceled in exchange for the right of the holders thereof, to receive shares of the Company’s common stock and (d) as a result of the Mergers, together with the Conversion and the other transactions contemplated by the Business Combination Agreement, the “Transactions”, SPAC and the Parataxis Holdings will each become wholly-owned subsidiaries of the Company;

WHEREAS, in light of the shared management and personnel between the Company and PCM due to the provision of services hereunder and the potential conflicts arising from the Company’s and PCM’s similar investment objectives and focus on digital assets, the Company has adopted a Policy Relating to Business and Strategic Purpose (the “Business Purpose Policy”); and

WHEREAS, in connection with the closing of the Transactions, PCM has agreed to provide, and the Company has agreed to receive, certain services, subject to the terms and conditions set forth herein during the term of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and subject to the terms and conditions set forth in this Agreement, the parties, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1              Definitions. Unless the context clearly requires otherwise, the following terms shall have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any subpoena or request for information), inquiry, hearing, proceeding or investigation, by or before any Person, including any Governmental Authority.

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling,” “controlled,” or “under common control with” have correlative meanings.

“Agreement” shall have the meaning ascribed to such term in the preamble hereto.

“Company” shall have the meaning ascribed to such term in the preamble hereto.

“Facility” or “Facilities” shall mean each of the facilities described in Schedule A to be made available by PCM pursuant to the terms and conditions of this Agreement.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body with competent jurisdiction.

“IFRS” means international financial reporting standards, as adopted by the International Accounting Standards Board.

“Intellectual Property” means any and all proprietary, intellectual or industrial property rights, which may exist or be created under the law of any jurisdiction, including both statutory and common law rights, including (i) patents and patent applications (including divisionals, continuations and continuations in part), and any renewals, re-examinations, extensions or reissues thereof, (ii) registered and unregistered trademarks, service marks, logos, corporate, d/b/a and trade names, trade dress and other identifiers of source origin, together with all goodwill associated therewith, and internet domain names, (iii) registered and unregistered copyrights, copyrightable works, proprietary rights in works of authorship (including software), moral rights and mask works, (iv) trade secrets and other rights in proprietary or confidential information, including proprietary processes, formulas, data, computer programs, discoveries, developments, designs, techniques, specifications, drawings, blueprints, sketches, models, methods, inventions (whether or not patentable), software source code, and know-how, and (viii) registrations and applications for any of the foregoing.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, order or consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Person” means an individual, corporation, company, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“PCM” shall have the meaning ascribed to such term in the preamble hereto.

“Representatives” means, as to any Person, the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person.

“Service” or “Services” shall mean each of the services described in Schedule A to be provided by PCM pursuant to the terms and conditions of this Agreement.

“Service Fees” means the fully allocated cost for providing Services calculated in a manner consistent with PCM’s past practice, including the following (to the extent allocable to the provision of the Services): (a) the cost of licenses for software or other intellectual property (or other cost associated with obtaining rights to use software or intellectual property), including any termination, transfer, sublicensing, access, upgrade or conversion fees, (b) the cost of maintenance and support, including user support, (c) the fully loaded cost of personnel, including the cost of personnel retained, displaced or transferred, (d) the cost of equipment, (e) the cost of disaster recovery services and backup services, (f) the cost of facilities and space, (g) the cost of supplies (including consumables), (h) the cost of utilities (electricity, gas, etc.), (i) the cost of networking and connectivity, (j) the cost of legal fees associated with any advice, activities or agreements related to the foregoing areas, and (k) any reasonable and documented out-of-pocket expenses incurred by PCM with third parties in connection with the provision of Services (including one-time set-up costs, license fees, costs to enter into third party agreements, costs to exit third party agreements, termination fees, and other costs incurred in connection with third parties engaged in compliance with this Agreement). Travel expenses must be reasonable and incurred in accordance with PCM’s normal travel policy. For the avoidance of doubt, the Company shall only be responsible for the pro rata portion of PCM’s cost and expenses that are directly attributable to the provision of the Services hereunder, as mutually determined by the accountants of the Company and PCM.

“Term” shall have the meaning ascribed to such term in Section 8.1(a).

ARTICLE II
FACILITIES AND SERVICES

Section 2.1              Facilities and Services. Subject to the terms set forth in this Agreement, commencing on the Effective Date, PCM shall provide, or shall cause to be provided, to the Company, the Facilities and Services, together with any other services that may be reasonably requested by the Company, so as to operate the Company’s business in accordance with its governing documents and policies and procedures during the Term, including, without limitation, the Company’s Business Purpose Policy. The parties have set forth on Schedule A, a summary of some of the Facilities and Services to be provided and a description of the Facilities and Services.

Section 2.2              Standard of Performance. PCM shall provide, or shall cause to be provided, the Services, exercising at least the same degree of care, efficiency, prudence, priority and diligence as exercised in the performance of the same or similar services for itself and its Subsidiaries and Affiliates.

Section 2.3              Modification of Services. Schedule A identifies the Facilities and Services to be provided pursuant to this Agreement and, subject to the mutual agreement of the parties hereto acting reasonably, Schedule A may be amended from time to time, to add any additional Facilities and Services or to modify or delete Facilities or Services. During the Term, Facility or Service upgrades and improvements which PCM provides to its own internal organizations shall be made available to the extent that the parties mutually agree upon the fee, if any, for any such upgrade or improvement.

Section 2.4              Cooperation. The parties shall cooperate reasonably in connection with the provision and receipt of the Services and shall perform all obligations hereunder in good faith and in accordance with principles of fair dealing. The Company will provide information and documentation reasonably necessary for PCM to perform and provide the Services. The Company shall follow, and shall cause its Affiliates to follow, the policies, procedures and practices followed by PCM and its third-party service providers with respect to the Services consistent with the policies, procedures and practices that were in effect immediately prior to the Effective Date and as may be updated in writing by PCM from time to time.

Section 2.5             Sharing of Services. As directed by the Company, PCM may provide, or cause to be provided, the Services to designated Affiliates of the Company; provided that the Company shall (a) ensure that the Company’s Affiliates comply with the provisions of this Agreement applicable to the Company, and (b) remain liable for the acts and omissions of such Affiliates in connection with this Agreement, including the receipt of the Services by the Company.

Section 2.6              Personnel and Subcontracting of Services. In providing the Facilities and Services, PCM, as it deems necessary or appropriate in its sole discretion, may (a) use the personnel of PCM or its Affiliates and (b) employ the services of third parties to the extent such third party services are reasonably necessary for the efficient performance of any of such Services or provision of any Facilities.

Section 2.7              Use of Business Systems and Communications Networks. From time to time under this Agreement, each party may have access to the business systems and communications networks of the other party. Each party will use commercially reasonable efforts to ensure that none of its employees, officers, directors or agents, nor any employee, officer, director or agent of any of its Affiliates (collectively, “Users”) make any use of or attempt to gain access to any part of the other party’s business systems and communications networks or to any data of the other party or its Affiliates not specifically made available to such party under this Agreement. Each party will take reasonable precautions to ensure that its Users do not introduce (i) any code, program, or script (devices) that, upon the occurrence or the non-occurrence of any event, will disable any system or application of the other party; (ii) to or through the other party’s “network,” any worm, virus, trap door, back door, or any other contaminant or disabling devices; or (iii) any form of breach of security, data corruption or interruption into the other party’s “network.” Each party agrees that all of its Users, when given access to the business systems and communications networks of the other party, shall conform to the policies and procedures of such other party concerning, health, safety and security which are made known to the first party in advance. If a party reasonably determines that the other party has violated this covenant, then without limiting any party’s remedies hereunder, the other party will, to such party’s reasonable satisfaction, promptly take all reasonable action and implement all reasonably necessary procedures to mitigate and prevent the reoccurrence of any such violation.

ARTICLE III
INTELLECTUAL pROPERTY AND DATA

Section 3.1              Ownership of Data and Intellectual Property.

(a)             Each party to this Agreement retains the ownership and title to any and all of its Intellectual Property owned as of the Effective Date. This Agreement is not intended to, and shall not, transfer or license any Intellectual Property from one party to the other, except for the limited license rights as expressly set forth in Section 3.1(b) and Section 3.1(c).

(b)            PCM hereby grants to the Company and to its personnel, a non-exclusive, non-transferable, non-assignable, non-sublicensable limited license and right, during the Term, under the Intellectual Property of PCM or its Affiliates, to use the embodiments of Intellectual Property rights provided by PCM to the Company hereunder solely to the extent necessary for the receipt, access and use of the Services.

(c)            The Company hereby grants to PCM and to its personnel, a non-exclusive, non-transferable, non-assignable, non-sublicensable limited license and right, during the Term, under the Intellectual Property of the Company or its Affiliates, to use the embodiments of Intellectual Property rights provided by the Company to PCM hereunder, solely to the extent necessary for the provision of the Services.

ARTICLE IV
COMPENSATION

Section 4.1             Fees. In consideration for the Services, the Company shall pay to PCM the Service Fees for the Services provided hereunder.

Section 4.2             Billing and Payment Terms.

(a)            PCM shall invoice the Company monthly reflecting (i) the Services provided during the preceding month, (ii) the Service Fees owed for such Services provided during the preceding month, and (iii) any other charges incurred during the preceding month under the terms of this Agreement.

(b)            The Company shall be liable for the Service Fees and the Company shall pay PCM the amounts shown as due and payable on each such invoice in U.S. Dollars, including any applicable sales, use or value-added taxes, within thirty (30) days of the Company’s receipt of such invoice, unless and to the extent subject to (and during the pendency of) any dispute between the parties with respect to such amounts.

(c)             If there is a dispute regarding any invoice for Service Fees under this Agreement, the parties shall cooperate and use commercially reasonable efforts to resolve any such dispute among themselves as promptly as practicable; provided, that if any such dispute is not resolved by the invoice due date, then the Company may withhold amounts disputed in good faith.    In the event that the parties mutually agree that any amount disputed by the Company was properly invoiced, the Company will pay to PCM such amount within fifteen (15) days of such agreement. All payments required to be made pursuant to this Agreement shall bear interest from and including the date such payment is due until, but excluding, the date of payment at a monthly rate equal to the lesser of (i) 1.25% and (ii) the maximum rate permitted by applicable Law.

Section 4.3              Audit.

(a)            During the Term, the Company or its designated Representative(s) shall have the right, at its own expense and upon reasonable notice to PCM and during customary business hours, to audit PCM’s books, records, and facilities directly related to the provision of Services under this Agreement (each, an “Audit”). Such Audits may be conducted to verify:

(i)	PCM’s compliance with the terms and conditions set forth in this Agreement;

(ii)	The accuracy of all Service Fees charged to the Company;

(iii)	PCM’s performance of the Services; and

(iv)	PCM’s compliance with applicable Laws.

(b)           PCM shall cooperate fully with the Company or its designated Representative(s) in connection with any Audit and shall provide all information and access to personnel, facilities, and systems reasonably necessary to conduct the Audit, provided that in no event shall any customer, client or investor information be provided to the Company.

(c)	If any Audit reveals any material non-compliance with this Agreement or overcharges by PCM:

(i)	PCM shall promptly remedy such non-compliance; and

(ii)	PCM shall promptly refund any overcharges to the Company.

ARTICLE V
WARRANTIES AND DISCLAIMER OF OTHER WARRANTIES

Section 5.1              Disclaimer of Warranties. PCM HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR OR SPECIFIC PURPOSE, AND ALL SUCH OTHER WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

Section 5.2             Limitation of Liability. EXCEPT IN CONNECTION WITH ITS FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PCM NOR ITS AFFILIATES, NOR ANY OFFICER, DIRECTOR, MANAGER, EMPLOYEE, REPRESENTATIVE OR AGENT THEREOF SHALL HAVE ANY LIABILITY TO THE COMPANY OR ANY THIRD PARTY FOR ANY LOSSES ARISING OUT OF OR RELATING TO THIS AGREEMENT IN EXCESS OF THE AGGREGATE SERVICE FEES PAYABLE TO PCM PURSUANT TO THIS AGREEMENT IN THE SIX (6) MONTH PERIOD PRIOR TO THE EVENT GIVING RISE TO SUCH LIABILITY.

Section 5.3             Disclaimer of Consequential Damages. EXCEPT IN CONNECTION WITH ITS FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AND EXCEPT IN CONNECTION WITH INDEMNIFIED CLAIMS, NEITHER PCM NOR ITS AFFILIATES, NOR ANY OFFICER, DIRECTOR, MANAGER, EMPLOYEE, REPRESENTATIVE OR AGENT THEREOF, SHALL HAVE ANY LIABILITY TO THE COMPANY OR ANY THIRD PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL LOSSES ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER IN TORT, CONTRACT OR OTHERWISE, AND WHETHER OR NOT PCM OR ITS AFFILIATES OR ANY OFFICER, DIRECTOR, MANAGER, EMPLOYEE, REPRESENTATIVE OR AGENT THEREOF HAVE BEEN ADVISED OF OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH LOSSES.

ARTICLE VI
INDEMNIFICATION

Section 6.1              Indemnification.

(a)            The Company shall indemnify PCM and its Affiliates (excluding, for the avoidance of doubt, the Company and any of its controlled Affiliates) and their respective shareholders, members, Affiliates, Subsidiaries, officers, directors, managers and agents (collectively, the “PCM Indemnified Parties”) and defend and hold each of them harmless from and against, and pay the PCM Indemnified Parties for, any and all Losses incurred by any of them as a result of any third-party claim to the extent arising out of, in connection with or relating to PCM’s provision of any Service pursuant to this Agreement, except to the extent that such Losses arise out of or relate to PCM’s fraud, gross negligence, willful misconduct or material breach of this Agreement. Each PCM Indemnified Party is an express third-party beneficiary of, and entitled to enforce, this Section 6.1(a).

(b)            PCM shall indemnify the Company and its Affiliates (excluding, for the avoidance of doubt, PCM and any of its controlled Affiliates) and their respective shareholders, members, Affiliates, Subsidiaries, officers, directors, managers and agents (collectively, the “Company Indemnified Parties”) and defend and hold each of them harmless from and against, and pay the Company Indemnified Parties for, any and all Losses incurred by any of them as a result of any third-party claim to the extent arising out of, in connection with or relating to PCM’s or its Representative’s fraud, gross negligence, willful misconduct in providing the Services or material breach of this Agreement. Each Company Indemnified Party is an express third-party beneficiary of, and entitled to enforce, this Section 6.1(b).

Section 6.2             Indemnification Procedures. If any of the PCM Indemnified Parties or Company Indemnified Parties (the “Indemnified Party”) receives notice of any Action for which indemnification may be sought under this Agreement, the Indemnified Party shall promptly notify the other party (the “Indemnifying Party”) in writing of the Action. Failure to provide such notice shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent that the Indemnifying Party is materially prejudiced by such failure. Upon receipt of notice of an Action, the Indemnifying Party shall have the right to assume the defense and control of such Action, with counsel of its choice, provided that such counsel is reasonably satisfactory to the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of the Action at its own expense. If the Indemnifying Party does not assume the defense of the Action within a reasonable period, the Indemnified Party may assume the defense of the Action, and the Indemnifying Party shall be liable for all reasonable costs and expenses incurred by the Indemnified Party in connection with such defense. The Indemnifying Party shall not settle any Action without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

ARTICLE VII
CONFIDENTIALITY

Section 7.1             Confidentiality Obligations; Permitted Disclosures. In connection with the provision or receipt of Services under this Agreement, each party may receive, or have access to, records and information, whether written or oral, which the other party considers to be confidential and proprietary technical information such as specifications, drawings, guidelines, models, customer information, business plans and other information which relates to the other party’s present and future development of business activities, all of which shall be deemed “Confidential Information.” Each party shall hold all Confidential Information in trust and in confidence for the other; shall use the Confidential Information only for the purposes of providing and receiving the Services, as applicable; and shall use commercially reasonable efforts to deliver to the other all such records and information, in written or graphic form, upon expiration or termination of this Agreement. Nothing in this section shall be construed to limit the use of, or dissemination by a party of, such information as is previously known to such party, or is publicly disclosed either prior to or subsequent to a party’s receipt of such information from another party.

Section 7.2             Limitations on Use of Confidential Information. The receiving party shall use the disclosing party’s Confidential Information solely for the purposes set forth in this Agreement unless another use is allowed by written permission of the disclosing party. In handling the Confidential Information, each party shall: (i) not make disclosure of any such Confidential Information to anyone except the Representatives of such party to whom disclosure is reasonably necessary for the purposes set forth in this Agreement; (ii) appropriately notify such Representatives that the disclosure is made in confidence in accordance with the provisions hereof; and (iii) make requests for Confidential Information of the other party only if reasonably necessary to accomplish the purposes set forth in this Agreement. Each party shall be responsible for ensuring compliance with the terms of this Section by their respective Representatives.

ARTICLE VIII
TERM AND TERMINATION

Section 8.1             Term of Agreement. PCM shall provide the Services from the Effective Date until the date that is three (3) years following the Effective Date, unless such Service is earlier terminated by the parties as provided in this Article VIII; provided that this Agreement shall be automatically extended for additional one-year periods unless the Company or PCM provides written notice of its desire not to automatically extend the term of this Agreement to the other party at least three (3) months prior to such date (such period, the “Term”).

Section 8.2              Termination.

(a)             Termination by the Company or the PCM. This Agreement may be terminated by PCM or the Company (PCM or the Company, as applicable, the “Terminating Party”) upon written notice to the other party, if (i) the other party materially breaches a provision of this Agreement and such breach is not cured, to the reasonable satisfaction of the Terminating Party, within thirty (30) days of written notice thereof; or (ii) the other party makes a general assignment for the benefit of creditors or becomes insolvent, or a receiver is appointed for, or a court approves reorganization or arrangement proceedings on, such party.

(b)            Partial Termination by PCM or the Company. PCM may, on three (3) months’ written notice to the Company, terminate any Service (unless the provision of other Services is dependent on such terminated Service), the Company may, on thirty (30) days’ notice to PCM, terminate any Service. Any termination notice delivered by the Company or PCM shall specify in detail the Services to be terminated, and the effective date of such termination. Upon receipt of a written notice of termination of a Service, PCM shall only invoice the Company for its use of the applicable Service prior to the effective date of termination (plus any applicable standard costs). Notwithstanding the foregoing, PCM shall not be entitled to terminate any Service within fifteen (15) months following the Effective Date.

Section 8.3             Effect of Termination. Each party agrees and acknowledges that the obligations of PCM to provide the Services, or to cause the Services to be provided, hereunder shall immediately cease upon termination. Upon cessation of PCM’s obligation to provide a Service in accordance with Section 8.2, the Company shall stop using, directly or indirectly, the terminated Service. The following matters shall survive the termination or expiration of this Agreement: the rights and obligations of each party under Section 1.1, ARTICLE IV (as applicable to any Service Fees incurred prior to termination or expiration), ARTICLE VI, ARTICLE VII, this Section 8.3 and Article IX.

ARTICLE IX
MISCELLANEOUS

Section 9.1             Amendment, Extension and Waiver. No amendment of this Agreement and no waiver of one or more of its terms may be affected unless set forth in writing and signed by the parties. Any waiver of strict compliance with this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to so comply.

Section 9.2             Interpretation. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) any accounting term used and not otherwise defined in this Agreement has the meaning assigned to such term in accordance with GAAP or IFRS, as applicable, based on the accounting principles used by the applicable Person; (iv) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (v) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vi) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vii) the term “or” means “and/or” unless clearly indicated otherwise, including, by use of “either”; (viii) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (ix) any agreement, instrument, insurance policy, Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law as from time to time amended, modified or supplemented as of the applicable date or during the applicable period of time, including (in the case of agreements or instruments) by waiver or consent (and in the case of agreements or instruments, in accordance with the term of the agreement or instrument) and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (x) unless the context of this Agreement otherwise requires, references to statutes shall include all rules and regulations promulgated thereunder; (xi) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (xii) the term “Dollars” or “$” means United States dollars.

Section 9.3            Assignment. This Agreement shall be binding upon, and inure to the benefit of the parties, including their respective successors and assigns. No party hereto shall assign, transfer or otherwise dispose of any interest arising under this Agreement without the prior written consent of the other party, and any assignment, transfer or other disposition made without such consent shall be void.

Section 9.4            Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of New York without giving effect to the conflict or choice of law provisions of that or any other jurisdiction.

Section 9.5     Submission to Jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES LOCATED IN THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK (OR, IF SUCH COURTS DO NOT HAVE JURISDICTION OVER A PARTICULAR MATTER, ANY STATE COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 9.6           Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISE OUT OF OR RELATED TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY THEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NEITHER THE OTHER PARTY NOR ITS REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 9.6. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.7             Severability. Any provision of this Agreement that is held to be inoperative, unenforceable, voidable or invalid in any jurisdiction shall, as to that jurisdiction, be inoperable, unenforceable, void or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end, the provisions of this Agreement are declared to be severable.

Section 9.8             Counterparts. This Agreement may be executed in counterparts, including via electronic means (such as DocuSign or Dropbox Sign), all of which taken together shall constitute one and the same instrument.

Section 9.9              Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by facsimile, email or other electronic means, with affirmative confirmation of receipt (excluding out-of-office replies or other automatically generated responses), (c) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (d) four (4) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

To PCM:

Parataxis Capital Management

135 W. 50th Street, Suite 200, NY NY 10020

Attn: Edward Chin

Email: ed@parataxis.io

To the Company:

Parataxis Holdings Inc.

135 W. 50th Street, Suite 200, NY NY 10020

Attn: Edward Chin

Email: ed@parataxis.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA
Attn: Meredith Laitner, Esq.; Trevor Okomba

Email: mlaitner@egsllp.com; tokomba@egsllp.com

Any party may, by notice given in accordance with this Section 9.9 to the other party, designate another address or Person for receipt of notices hereunder.

Section 9.10          Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that, without posting bond or other undertaking, the parties shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties further agree that (a) by seeking the remedies provided for in this Section 9.10, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, and (b) nothing contained in this Section 9.10 shall require any party to institute any action for (or limit any party’s right to institute any action for) specific performance under this Section 9.10 before exercising any other right under this Agreement.

Section 9.11          Relationship of the Parties. The parties intend that their relationship hereunder will be that of independent contractors. Nothing contained in this Agreement is to be construed as creating any partnership, joint venture, relationship of principal and agent or employer and employee, or other arrangement between the parties. No party will have any right, power or authority to act or create any obligation, expressed or implied, on behalf of another party. PCM shall be responsible in accordance with applicable Law for workers’ compensation and other types of insurance covering its employees and employees of its Affiliates performing the Services and shall have sole responsibility for compliance with all other applicable Laws relating to such employees. No employee of PCM or any of its Affiliates who renders any Service shall be deemed or considered to be an employee of the Company or any of its Affiliates as a result thereof.

Section 9.12           Entire Agreement. This Agreement, including the schedules attached hereto, constitutes and embodies the entire understanding and agreement of the parties hereto relating to the subject matter hereof and there are no other agreements or understandings, written or oral, in effect between the parties relating to such subject matter except as expressly referred to herein. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and no person has any special relationship with another person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Section 9.13           No Third-Party Beneficiaries. Other than as expressly provided in Section 6, this Agreement is solely between the parties, and is not intended to create any right, entitlement or legal relationship between the parties or any of their respective affiliates, employees, agents, or other representatives, on the one hand, and any third party, on the other hand.

[Signatures appear on the following page]

PARATAXIS HOLDINGS INC.

By:
Name:	Edward Chin
Title:	President, Chief Financial Officer, Secretary and Treasurer

PARATAXIS CAPITAL MANAGEMENT LLC

By:
Name:	Edward Chin
Title:	Managing Member